Exhibit 99.1

Contacts:

Investors	Media
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

For Immediate Release:

BioMarin Appoints Pioneer in Personalized Medicine,

Dennis J. Slamon, M.D., Ph.D., to Board of Directors

SAN RAFAEL, Calif., March 21, 2014 - BioMarin Pharmaceutical Inc. (Nasdaq:BMRN), a global leader in providing therapies for rare genetic diseases, today announced the appointment of Dennis J. Slamon, M.D., Ph.D., director of Clinical/Translational Research and director of the Revlon/UCLA Women’s Cancer Research Program at UCLA’s Jonsson Comprehensive Cancer Center, to the company’s board of directors.

“We are so pleased to have Dr. Slamon join BioMarin’s Board of Directors. Dr. Slamon is a pioneer in personalized medicine, and his experience and expertise translating molecular insights into impactful medicine rounds out the experience of our board membership,” said Pierre Lapalme, Chairman of the Board of BioMarin. “Dr. Slamon’s work has changed the way cancer is treated, improved health and alleviated suffering. His experience complements BioMarin’s pipeline focused on rare genetic diseases.”

Dennis J. Slamon, M.D., Ph.D., serves as director of Clinical/Translational Research, and as director of the Revlon/UCLA Women’s Cancer Research Program at UCLA’s Jonsson Comprehensive Cancer Center. He is a professor of medicine, chief of the Division of Hematology/Oncology and executive vice chair for research for UCLA’s Department of Medicine. Dr. Slamon also serves as director of the medical advisory board for the National Colorectal Cancer Research Alliance, a fund-raising organization that promotes advances in colorectal cancer.

Dr. Slamon and his colleagues conducted much of the laboratory and clinical research that led to the development of the breast cancer drug Herceptin, which targets over-expression of a tumor causing mutation found in about 25 percent of breast cancer patients. To acknowledge Slamon’s accomplishments, President Clinton appointed Slamon to the three-member President’s Cancer Panel in June 2000.

“I am delighted that Dr. Slamon will be joining BioMarin’s board. His experience in translating discovery into medicines is aligned with our mission to treat patients with unmet medical needs based on a specific knowledge of the molecular basis of their disease,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “As BioMarin builds its pipeline of early and late stage therapies, Dr. Slamon’s support will help us achieve success in the clinic.”

“I am extremely excited about joining BioMarin’s Board of Directors. The company’s mission of making a real impact on patients by developing therapies based on a person’s genetic make-up is completely aligned with my lifelong work as a physician and an investigator,” said Dr. Slamon. “The science conducted at BioMarin has had and will continue to have the potential to translate new basic science information into the type of clinical therapies that change the course of medicine. This is a very exciting prospect for patients and the medical community.”

With the appointment of Dr. Slamon, BioMarin’s board now consists of Pierre Lapalme, Chairman and former president and Chief Executive Officer of Ethypharm, Inc., North America, Jean-Jacques Bienaimé, Chief Executive Officer, Kenneth Bate, former President and Chief Executive Officer, Archemix, Inc., Michael Grey, Venture Partner, Pappas Ventures; President and Chief Executive Officer, Lumena Pharmaceuticals, Inc., Elaine Heron, Chairman and former Chief Executive Officer, Amplyx Pharmaceuticals, Inc, V. Bryan Lawlis, President and Chief Executive Officer, Itero Biopharmaceuticals, LLC, Alan Lewis, Ph.D., former Chief Executive Officer and Director, Medistem, Inc. Richard Meier, Executive Vice President and Chief Financial Officer, Owens & Minor, Inc., William Young, Partner, Clarus Ventures.

Dr. Slamon has won nearly two dozen national and international research awards honoring his scientific endeavors, including recognition from the American Association for Cancer Research, San Antonio Breast Cancer Symposium, the American Society of Clinical Oncology, European Institute of Oncology, Harvard Medical School, the University of Glasgow, Scotland, Kent State University, M.D. Anderson Cancer Center, the American Cancer Society and numerous other foundations and research groups. In 2007, he received the Friends of the National Library of Medicine Distinguished Medical Service Award and the Gairdner International Award, one of the most prestigious awards in biomedical science.

A 1970 BA honors graduate in biology from Washington & Jefferson College and a 1975 graduate of the University of Chicago’s Pritzker School of Medicine, Slamon earned his Ph.D. in cell biology that same year. He completed his internship and residency at the University of Chicago Hospitals and Clinics, becoming chief resident in 1978. One year later, he became a fellow in the Division of Hematology/Oncology at UCLA where he now serves on the faculty of medicine.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises five approved products and multiple clinical and pre-clinical product candidates. Approved products include VIMIZIM™ (elosulfase alfa) for MPS IVA; Naglazyme® (galsulfase) for MPS VI, a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for MPS I, a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany and Firdapse® (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include PEG PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase 3 clinical development for the treatment of PKU, BMN 673, a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase 3 clinical development for the treatment of germline BRCA breast cancer, BMN 701, a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase 1/2 clinical development for the treatment of Pompe disease, BMN 111, a modified C-natriuretic peptide, which is currently in Phase 1 clinical development for the treatment of achondroplasia, BMN 190, a recombinant human tripeptidyl peptidase-1 (rhTPP1) for the treatment of late-infantile neuronal ceroid lipofuscinosis (CLN2), a form of Batten Disease, which is currently in Phase 1, BMN 270, an AAV-factor VIII vector, for the treatment of hemophilia A and BMN 250, a novel fusion of alpha-N-acetyglucosaminidase (NAGLU) with a peptide derived from insulin-like growth factor 2 (IGF2), for the treatment of MPS IIIB.

For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

VIMIZIM™ is our trademark, and BioMarin®, Naglazyme®, Kuvan®, Firdapse® are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

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